SECOND AMENDMENT TO

SUB-ADVISORY AGREEMENT

This second amendment to the Sub-Advisory Agreement, effective July 1, 2024 (the “Amendment”), is entered into by and among Empower Funds, Inc., a Maryland corporation (“Empower Funds”) on behalf of the series of Empower Funds listed in Schedule A (the “Funds”), Empower Capital Management, LLC, a Colorado limited liability company (the “Adviser”), and LSV Asset Management, a Delaware general partnership (the “Sub-Adviser”).

WHEREAS, the Adviser, Sub-Adviser and Empower Funds are parties to the Sub-Advisory Agreement, dated April 27, 2018, as amended (the “Agreement”); and

WHEREAS, the Adviser, Sub-Adviser and Empower Funds desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Schedule B is deleted in its entirety and replaced with Schedule B attached hereto and incorporated herein, effective as of July 1, 2024.

2.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

[Remainder of page intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

EMPOWER CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan D. Kreider
Name: Jonathan D. Kreider
Title: President & Chief Executive Officer

EMPOWER FUNDS, INC., on behalf of the Funds listed in Schedule A

By:	/s/ Kelly B. New
Name: Kelly B. New
Title: Chief Financial Officer & Treasurer

LSV ASSET MANAGEMENT

By:	/s/ Kevin Phelan
Name: Kevin Phelan
Title: Chief Operating Officer

SCHEDULE A

Empower International Value Fund

Empower Core Strategies: International Equity Fund

SCHEDULE B

FEE SCHEDULE

For the services to be provided to the Funds pursuant to this Agreement, the Adviser shall pay the Sub-Adviser an annual fee calculated as follows:

Fund	Fee
Empower International Value Fund

0.45% on the first $150 million of Fund Account assets;

0.425% on the next $150 million of Fund Account assets;

0.40% on the next $150 million of Fund Account assets;

0.375% on the next $300 million of Fund Account assets; and

0.35% on Fund Account assets over $750 million, up to $2 billion.

If Aggregated Assets* exceed $2 billion, up to $3 billion, then the fee schedule resets to a flat fee of 0.37% for all Aggregated Assets in the strategy.

If Aggregated Assets exceed $3 billion, up to $4 billion, then the fee schedule resets to a flat fee of 0.35% for all Aggregated Assets in the strategy.

If Aggregated Assets exceed $4 billion, then the fee schedule resets to a flat fee of 0.33% for all Aggregated Assets in the strategy.

Empower Core Strategies: International Equity Fund

0.45% on the first $150 million of Fund Account assets;

0.425% on Fund Account assets up to $300 million;

0.40% on Fund Account assets up to $450 million;

0.375% on Fund Account assets up to $750 million; and

0.35% on Fund Account assets up to $2 billion.

If Aggregated Assets exceed $2 billion, up to $3 billion, then the fee schedule resets to a flat fee of 0.37% for all Aggregated Assets in the strategy.

If Aggregated Assets exceed $3 billion, up to $4 billion, then the fee schedule resets to a flat fee of 0.35% for all Aggregated Assets in the strategy.

If Aggregated Assets exceed $4 billion, then the fee schedule resets to a flat fee of 0.33% for all Aggregated Assets in the strategy.

* “Aggregated Assets” means the assets of Empower Funds or any client which is an affiliate of the Adviser with assets managed directly by the Sub-Adviser or invested in a privately offered commingled investment vehicle managed by the Sub-Adviser, as of the end of each month as determined by the Sub-Adviser.

The fee shall be calculated and paid monthly in arrears based on the average daily market value of the investments in the Fund Account. Payment will be made on or about the 15th day of each month.

Fees shall be prorated on a daily basis when the Fund Account is managed by the Sub-Adviser for a portion of any month.

The Fund Account is comprised of all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are allocated to the Sub-Adviser.

Except for the management fee described herein, no other compensation or fees shall be payable to the Sub-Adviser hereunder.

4